Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2008
-- BP partnership and strong growth in the enzyme business catalyze growth --

CAMBRIDGE, Mass., August 7, 2008 - Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported financial results for the second quarter of 2008 and provided recent Company highlights and accomplishments.

“We are very pleased to report a most productive second quarter and successful first half of the year for Verenium,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “As announced yesterday, our corporate partnership with BP marks a major accomplishment and transformational event for Verenium, moving us closer delivering on our vision of making cellulosic ethanol a commercial reality.”

Financial Results
Selected Financial Information
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product:
Phyzyme® phytase	$10,515	$3,678	$17,917	$7,456
All other products	2,860	2,366	6,659	3,940
Total product	13,375	6,044	24,576	11,396
Collaborative and grant	4,928	5,090	8,962	11,046
Total Revenues	18,303	11,134	33,538	22,442

Product Gross Profit	3,799	1,798	7,123	2,258
Product Gross Margin	28%	30%	29%	20%

Operating expenses:
Research and development	14,920	11,146	29,781	22,785
Selling, general and administrative	9,065	7,922	18,748	13,252
Acquired in-process research and development	--	42,400	--	42,400
Total operating expenses	23,985	61,468	48,529	78,437

Total revenues for the second quarter and six months ended June 30, 2008 were $18.3 million and $33.5 million, respectively, compared to $11.1 million and $22.4 million for the same periods in 2007. The increase in total revenue resulted from solid growth in product revenue, offset in part by a decrease in collaborative revenue, consistent with earlier guidance provided by the Company.

The Company reported product revenue of $13.4 million and $24.6 million, respectively, in the second quarter and first half 2008, representing a 121% and 116% increase compared to the same periods in 2007. The increase in product revenue was primarily due to increased sales of Phyzyme® XP by Danisco Animal Nutrition, which continues to grow globally in the animal feed industry. The Company also experienced solid sales growth for its other enzyme products, including Fuelzyme®-LF, the Company’s alpha amylase product sold directly by Verenium’s own sales team into the corn-based ethanol industry. For the first half of 2008, the Company also reported $2.4 million in product revenue from two discontinued products, Bayovac® and Quantum®, which will not occur in future quarters. Product revenue accounted for 73% of total revenue during the second quarter and first half of 2008, respectively, compared to 54% and 51% during the same periods in 2007, respectively.

Product gross profit (product revenue less cost of product revenue) and product gross margin (product gross profit divided by product revenue) improved in the first half of 2008 as compared to the first half of 2007 due primarily to growth in Phyzyme sales, as well as incremental margin improvement contributed by other product growth. The Company’s product gross margin is still subject to quarterly fluctuations resulting from variability in product mix, manufacturing yields due to continued commercial scale-up of Phyzyme and Fuelzyme, and fixed manufacturing costs as the Company takes on additional capacity to meet customer demand. Over time, the Company believes that product volume growth and a higher mix of company-marketed products in the portfolio should yield improvement in both product gross profit and margin.

Total operating expenses were lower in the second quarter and first half of 2008 compared to the same periods in 2007 primarily due to a one-time, non-cash charge of $42.4 million in June 2007 for in-process research and development related to the merger with Celunol. Excluding the impact of this charge, on a non-GAAP basis, total operating expenses in the second quarter and first half of 2008 increased compared to the same periods in 2007 related primarily to the incremental operating expenses associated with inclusion of the Company’s Biofuels business since its June 2007 merger with Celunol. Approximately $0.9 million of the increase in Selling, General and Administrative expense between the first half of 2008 and 2007 resulted from increased legal expenses that represent levels not expected to continue through the balance of the year. Additionally, for the second quarter and first half of 2007, approximately $1.1 million and $2.3 million, respectively, in expenses related to the Company’s intellectual property and regulatory activities were reclassified from Research and Development expense to Selling, General and Administrative Expense in order to conform to the 2008 classification of these expenses.

Non-cash, stock-based compensation expense included in operating expenses, (apportioned at roughly 40% to Research and Development and 60% to Selling, General and Administrative expenses) for the second quarter and first half of 2008 was $2.7 million and $6.2 million, respectively, compared to $2.3 million and $3.3 million for the same periods in 2007. The increase in stock-based compensation was related primarily to additional options granted during 2007 in connection with the Celunol merger, together with additional equity awards granted since that time.

In February 2008, the Company announced the completion of a private placement of 8% convertible notes and warrants which generated net cash proceeds of approximately $45 million. Pursuant to applicable accounting rules, the Company is required to bifurcate certain derivative features of these notes and measure them at fair value on a quarterly basis. The change in fair value of these bifurcated derivative features is included as a separate line item on the consolidated statements of operations. Detailed discussion about the various non-cash components, including interest expense and gains/losses, resulting from the notes, can be found in the Company’s second quarter 10-Q filing with the SEC.

Net loss for the second quarter and six months ended June 30, 2008 was $16.4 million, or $0.26 per share, and $39.7 million, or $0.64 per share, respectively. This compares to a net loss for the second quarter and six months ended June 30, 2007 of $55.2 million, or $1.13 per share, and $65.5 million, or $1.36 per share, respectively. Net loss for the second quarter and first half of 2007 includes a non-cash in-process research and development charge of $42.4 million, or $0.87 per share and $0.88 per share, respectively. Excluding this charge, net loss for the second quarter and first half of 2007, on a non-GAAP basis, increased as compared to the same periods in 2008. This increase was attributable primarily to incremental operating expenses related to the inclusion of Celunol’s business from the June 2007 merger, as well as incremental interest and other expenses related to the Company’s convertible notes issuance in February 2008. These increases were offset in part by an increase in product revenue and related gross profit in 2008.

As of June 30, 2008, the Company had cash, cash equivalents, and short-term investments totaling $19.5 million, excluding approximately $10 million in restricted cash.

Company Highlights and Accomplishments

As recently announced, Verenium and BP entered into a significant strategic partnership to accelerate the development and commercialization of cellulosic ethanol technologies. The partnership combines a broad technology platform and strong operational capabilities in an effort to advance the development of a portfolio of low-cost, environmentally-sound cellulosic ethanol production facilities in the United States, and potentially throughout the world.

“We believe this is a transformational partnership for both Verenium and the industry as a whole and represents the most significant collaboration yet between a major international oil company and a leader in the rapidly-evolving U.S. cellulosic ethanol industry,” said Carlos Riva. “Verenium and BP share a vision for the worldwide, multi-billion dollar cellulosic ethanol market and are jointly committed to accelerate the advancement of commercial-scale, next-generation cellulosic ethanol production.”

The first phase of Verenium’s partnership with BP is focused on accelerating Verenium’s technology and production facility initiatives as the foundation for future development of a portfolio of commercial-scale cellulosic ethanol facilities. In this first phase, BP has committed to $90 million of total funding over the next 18 months for its participation rights in the 50/50 partnership with Verenium, as well as co-funding obligations to support Verenium’s Biofuels technology development initiatives. Payment terms are as follows:

•
$45 million in unconditional payments for BP’s participation rights in the partnership; of this total, $24.5 million is payable within 10 days of closing, $6.5 million is payable on January 2, 2009, and $14 million is payable on July 2, 2009.

•
$2.5 million per month for 18 months to co-fund Verenium’s Biofuels technology development initiatives. For the five months remaining in 2008, the $2.5 million per month obligation will be accrued and paid fully on January 2, 2009. Thereafter, the monthly funding will be paid on the first of every month. As such, on January 2, 2009, Verenium will be paid a total of $21.5 million, comprising $15 million for the five-month co-funding accrual including the January payment, as well as $6.5 million related to BP’s development funding obligation.

As part of the partnership, the companies have formed a Special Purpose Entity (SPE), equally owned by Verenium and BP, that will serve as the entity into which current technologies owned by the companies within the cellulosic ethanol field will be in-licensed, and new technologies jointly developed by Verenium and BP will be owned by the SPE. All intellectual property owned prior to the formation of the partnership, and licensed into the SPE, will be retained by each respective company. The SPE will serve as the licensing entity enabling commercial cellulosic ethanol production projects. The relationship will be governed by a Joint Development Agreement and managed by a Joint Steering Committee with equal representation from Verenium and BP.

While this transaction is expected to generate incremental gross cash proceeds of $90 million over the next 18 months, $24.5 million of which is payable initially, the accounting impact on the Company’s future operating results is under review. Pursuant to accounting rules, the SPE formed from this transaction may qualify as a variable interest entity, subject to consolidation under certain conditions. Pending the outcome of this assessment, the $90 million in gross proceeds may be allocated to, in whole or in part, capital contributions to the SPE, revenue, or offsets to research and development expense. The Company expects to provide updated financial guidance reflecting the impact of this transaction in connection with the announcement of its third quarter 2008 financial results.

Verenium and BP expect to negotiate a second phase of their partnership focused on a more specific commercial plan to develop a portfolio of commercial-scale cellulosic ethanol production facilities based on the technology solution housed in the SPE, as well as additional commercial skills and assets brought to the partnership by Verenium. This second phase of the partnership is expected to result in the creation of a separate, equally owned Joint Venture entity to be co-funded by the two companies. The companies expect to commence negotiation on this second phase shortly, and will communicate progress on the initiative over the course of the year.

Biofuels Business Unit

Over the last quarter, the Biofuels Business Unit made important progress, including beginning the start-up and commissioning phases at the Company’s demonstration-scale facility in Jennings, Louisiana. To date, the start-up phase is now approximately 70 percent complete and the commissioning phase is roughly 20 percent complete. These steps will allow the Company to evaluate its process at scale, and to validate economic and performance objectives in preparation for the development of its first series of commercial plants. In addition, the Company recently achieved a key milestone as part of this process, having just over a week ago produced the first gallons of cellulosic ethanol out of the demo plant.

In addition to entering the start-up and commissioning phases, important recent achievements included:

•	Receipt of a Department of Energy (DOE) grant as part of $40 million program to advance the development of demonstration-scale biorefineries;
•
Receipt, with partner Scion, of a three-year, $5.4 million grant from the New Zealand Foundation for Research, Science and Technology. Funding is expected to start in October and will be used to fund optimization and pilot-scale evaluation of pre-treatment and enzymatic processing technologies to make cellulosic ethanol from indigenous New Zealand wood.

Specialty Enzymes Business Unit

The Specialty Enzyme Business Unit also made solid progress in the second quarter with continued strong product revenue growth related to Phyzme, as well as increasing contribution from Fuelzyme. Key highlights from this quarter included:

•	Product revenue for the second quarter increased 19 percent sequentially, and more than 120 percent year-over-year;
•	Total revenue again set a new quarterly record, as gains in product revenues more than offset the anticipated decline in collaboration revenue;
•	Phyzyme, the Company’s lead product in its portfolio, continues to show strong growth, posting a second quarter revenue increase of over 40 percent versus the first quarter of 2008;
•	Continued success of Fuelzyme trials and commercial traction with corn ethanol producers; and
•
R&D progress to develop Lignocellulosic Enzymes (LCE) remains on track and the recent enzyme grant from the DOE which, coupled with the previously mentioned New Zealand Grant will help to accelerate development of enzyme cocktails for biomass feedstocks.

About Cellulosic Ethanol
Cellulosic ethanol is a renewable fuel source produced from biomass-derived products such as sugarcane waste (bagasse), switchgrass, rice straw and wood chips. Cellulose, a long-chain polysaccharide found in nearly all plant life, is the most abundant organic compound on earth.

Cellulosic ethanol uses advanced biological science to reduce the cost of ethanol production and enable access to a wide variety of biomass. Unlike traditional ethanol manufactured from corn, cellulosic ethanol production utilizes non-food, plant biomass as its feedstock source. The biomass is first broken down into fermentable sugars using acid or enzymatic hydrolysis and industrial enzymes, after which the sugars are fermented into ethanol using various fermentation organisms. Ethanol produced from cellulosic biomass is believed to have many benefits over first-generation ethanol including, the use of non-food feedstock, substantially greater yield than grain ethanol per acre of feedstock, minimal exposure to volatile commodity price risks across the production process and a more favorable environmental impact. It also offers the potential to deliver significant greenhouse gas emission reductions of 80-90% compared to grain ethanol at GHG emission reductions of 0-70%.1

The production of cellulosic ethanol in the United States is supported by the Energy Independence and Security Act of 2007, which mandates 21 billion gallons of advanced biofuel production by 2022, of which 16 billion gallons must come from cellulosic ethanol.

About Verenium
Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

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1 GHG emissions reductions taken from Concawe Well-to-Wheels Report March 2007

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the Company’s operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com

Selected Financial Information
Condensed Consolidated Loss from Operations
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
Revenues:
Product	$13,375	$6,044	$24,576	$11,396
Collaborative	3,941	4,392	7,416	9,127
Grant	987	698	1,546	1,919
Total revenues	18,303	11,134	33,538	22,442

Cost of product revenues	9,576	4,246	17,453	9,138
Product gross profit	3,799	1,798	7,123	2,258

Operating expenses:
Research and development	14,920	11,146	29,781	22,785
Selling, general and administrative	9,065	7,922	18,748	13,252
Acquired in-process research and development	--	42,400	--	42,400
Total operating expenses	23,985	61,468	48,529	78,437

Loss from operations	(15,258)	(54,580)	(32,444)	(65,133)

Interest expense, net	(3,405)	(620)	(5,398)	(385)

Gain on net change in value of derivative assets and liabilities	2,274	--	1,710	--

Loss on exchange of convertible notes	--	--	(3,599)	--

Net loss	$(16,389)	$(55,200)	$(39,731)	$(65,518)

Basic and diluted net loss per share	$(0.26)	$(1.13)	$(0.64)	$(1.36)

Weighted average shares used in computing basic and diluted net loss per share	62,048	48,988	61,724	48,209

Selected Consolidated Balance Sheet Data (in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)

Cash, cash equivalents and short-term investments	$19,529	$57,977
Accounts receivable, net	11,609	11,118
Inventory, net	3,571	5,904
Other current assets	3,323	1,408
Restricted cash	10,040	--
Property and equipment, net	111,079	76,663
Goodwill	106,134	106,134
Other noncurrent assets	9,819	5,575
Total assets	$275,104	$264,779

Current liabilities, excluding notes payable and deferred revenue	$30,108	$35,585
Deferred revenue	5,046	5,478
Convertible notes payable, net of discounts	144,441	120,000
Other long term liabilities	6,711	8,501
Stockholders’ equity	88,798	95,215
Total liabilities and stockholders’ equity	$275,104	$264,779

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